SAMSON OIL & GAS CHAIRMAN’S LETTER

Denver 1700 hours May 7th, 2012, Perth 0800 hours May 4th, 2012

Samson Oil & Gas Limited (ASX: SSN; NYSE AMEX: SSN) has issued a letter to shareholders from our Chairman which is attached, concerning the Long Term Incentive Plan.

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange AMEX under the symbol "SSN".  Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 1,996 million ordinary shares issued and outstanding (including 238 million options exercisable at AUD 1.5 cents), which would be the equivalent of 99.8 million ADSs.  Accordingly, based on the NYSE AMEX closing price of US$1.95 per ADS on May 1st, 2012 the Company has a current market capitalization of approximately US$191 million.  Correspondingly, based on the ASX closing price of A$0.094 on May 1st, 2012, the Company has a current market capitalization of A$184 million. The options have been valued at their closing price of A$0.078 on May 1st, 2012 and translated to US$ at the current exchange of 1.0039 for purposes of inclusion in the US$ market capitalization calculation.

For and on behalf of the board of

SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

TERRY BARR

Managing Director

Statements made in this release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.”

Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities.

A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which is available at www.sec.gov/edgar/searchedgar/webusers.htm.

7 May 2012

Dear Shareholder

Based on feedback received from Shareholders, it appears there may be some misapprehension as to the operation of the Long Term Incentive Program (LTIP) for which Samson will be seeking Shareholder approval at the General Meeting to be held on May 30, 2012.

This letter therefore sets out several issues:

1)	The reasoning behind the LTIP

2)	A proposed reduction in the maximum shares issued under the plan

3)	The removal of Resolution 4

Samson’s Compensation Philosophy

It is a well-established corporate practice to align the interests of Directors, executives and employees of a company with those of their shareholders by encouraging Directors, executives and employees to own an interest in the company. At the same time, it is an important management strategy to incentivize staff to perform above expectations, to achieve extraordinary results and commensurately increased shareholder value.

In adopting this approach, Samson’s Board of Directors determined to utilise three distinct remuneration components: a Base Salary, a Bonus Pool, and the issue of Shares (with an associated payment of a Performance Award). When formulating these components and the Samson remuneration structure generally, the Board sought the advice of a highly reputable independent remuneration consultant. While the resulting compensation system includes some complexities, there is one simple and consistent principle—other than Base Salary, all compensation at Samson is totally dependent on performance, as measured against rigorous goals established by the Board of Directors.

The Base Salaries of Samson executives are linked to industry norms and are dependent on experience, responsibility and vocation. The Bonus Pool is specific to each individual; however, as a general principle, the higher the level of responsibility, the higher the eligibility for Bonus Pool participation and in all cases the Bonus Pool size is directly linked to the individual’s salaries. Accordingly, for the CEO, up to 125% of his salary is available as a Bonus Pool, while at the VP and CFO levels, 80% of their Base Salaries is available as a Bonus Pool. At a more junior level, a 25% factor would apply.

Bonuses will be earned by meeting the thresholds set by the Board for each of the three performance criteria: share price growth, reserve growth and production growth. Each metric is treated individually. Additionally the Bonus Pool will include a discretionary component available for award by the Compensation Committee for performance by an individual outside of the performance criteria. To achieve the Bonus Pool in totality, the company has to meet the targeted thresholds for all three criteria. The current Bonus Plan also includes a set of “Stretch Targets”, which would reward the achievement of extraordinary results for Samson shareholders.

The weighting of each of these metrics and the discretionary component for the six months ending June 30, 2012 is shown in the table below;

Metric	Weight	Threshold	Target	Stretch	6 months to Dec 2011 (actual for reference
Production	20%	55,000 bbls	75,000 bbls	100,000 bbls	43,842 bbls
Reserves	20%	0.853 MMstb	1.1595 MMstb	1.546 MMstb	0.443 MMstb
Share Price	30%	12 cents	15 cents	18 cents	9.5 cents
Discretionary	30%

The third component of Samson’s executive compensation structure is the LTIP, which is currently before the Shareholders. Under the LTIP, just as the Bonus Pool eligibility is directly linked to the executive’s Base Salary, a Share Issue is directly linked to the Bonus Pool actually awarded to an individual. For example, if an individual employee earns a $10,000 bonus from the Bonus Pool for the first six months of 2012 then an equivalent amount of Shares (i.e., Shares with a value of $10,000) would be issued on grant date to that individual. The $10,000 worth of shares would be split into 4 equal tranches, with one tranche vesting immediately and the remaining three vesting over a period of three years. The pricing of vesting Shares would be determined by the market on the date of grant. If an individual leaves Samson’s employ during that three-year period, all unvested Shares (unless the Board determines otherwise) will be forfeited. By this means, Samson employees obtain meaningful incentives from the LTIP: first, to perform in a way that increases the value of the employee’s vested and unvested shares and second, to remain in Samson’s employ in order to receive the unvested shares.

Reduction of LTIP Maximum Shares

When the LTIP was established by the Compensation Committee, 200 million shares was used as the maximum number in order to authorize the highest amount that might be issued over the 10 year life of the LTIP under US law. However, because the ASX Listing Rules requires the LTIP to be resubmitted after three years, the Board has now resolved to lower the maximum to 75 million shares. Shareholders should recognize that issuance of even this revised maximum would require Samson employees to provide consistently extraordinary results for the next three years.

Notwithstanding approval of the LTIP, any subsequent share issue made under this plan to a Director (CEO in this case) would be subject to a further shareholder vote.

Terry Barr Option Grant

After some reflection, Terry Barr our CEO has asked the Board to remove consideration of Resolution 4 from the agenda for the General Meeting, which the Board has agreed to do. This resolution originally sought approval for the issue of 3 million options to the CEO. However Terry has concluded that, since he was eligible to receive Shares under the LTIP, he should not also receive options.

Conclusion

The Board of Directors believes that its current compensation system, including Base Salary, Bonus Pool and the LTIP, is reasonable and necessary to attract and to retain first class employees at Samson, who are essential to the future growth of the company and resulting increase in shareholder value. Accordingly after the modifications to the LTIP described in this letter and the withdrawal of Resolution 4, the Board is confident in commending these proposals to Shareholders and seeks their support for the remaining Resolutions placed before them at the General Meeting to be held May 30, 2012.

Victor Rudenno

CHAIRMAN